Exhibit 99.1

FOR IMMEDIATE RELEASE
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Media Contact:                                                Analyst Contact:
Reid Walker                                                   David Lerch
(703) 375-1103                                                (703) 375-1245
rwalker@psi.com                                               lerchd@psi.com

PSINET ANNOUNCES TWO-FOR-ONE STOCK SPLIT

HERNDON, Va., January 18, 2000- PSINet Inc. (Nasdaq:PSIX), the Internet Super Carrier, today announced that its board of directors has approved a two-for-one stock split of the company's common stock, which will be effected in the form of a stock dividend. Shareholders of record at the close of business on January 28, 2000 will receive one additional share of PSINet common stock for each share held. Certificates for the additional shares will be distributed by the company's transfer agent on or about February 11, 2000. Based on the number of shares currently outstanding, following the effective date of the split, PSINet will have approximately 146.5 million shares outstanding.

Headquartered in Herndon, Va., PSINet is an Internet Super Carrier offering global E-commerce infrastructure and a full suite of retail and wholesale Internet services through wholly-owned PSINet subsidiaries. Services are provided on PSINet-owned and operated fiber, satellite, Web hosting and switching facilities providing direct access in more than 800 metropolitan areas in 25 countries on five continents. PSINet information can be obtained by e-mail at info@psi.com, by accessing the Web site at www.psinet.com or by calling in the U.S.1-800-799-0676.